Exhibit 99.1

For Immediate Release: DRAFT DRAFT

China Sun Group High-Tech Co. Reports Record Financial Results for the Quarter Ended February 2 9, 2008
--Revenue  Increased 167% to $7.2 Million; Net Income Up 1016% to $2.0 Million--

LIAONING PROVINCE, CHINA: April XX, 2008 -- China Sun Group High-Tech Co. (OTC BB:CSGH.OB - News) ("China Sun Group"), which through its majority-owned subsidiary Da Lian Xin Yang High-Tech Development Co. Ltd ("DLX") has the second largest cobalt series production capacity in the People's Republic of China (“PRC”), announced its financial results for the third quarter of fiscal 2008. Full details for the three-month period ended February 2 9, 2008 are available on its Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission on April 14, 2008 and is available at http://www.sec.gov.

Q3 Financial Highlights

-- Net revenue  grew 167% to a $7.2 Million

-- GAAP Net income increased 1016% to $1,953,365

-- Basic and diluted earnings (loss) per share were $0.05 compared to $(0.01) for the same period the year before

Bin Wang, Chief Executive Officer of China Sun Group, said, “Our sterling performance in the third quarter demonstrates our ability to increase sales quarter-over-quarter and achieve profitable growth. Our revenue growth and substantial increase in net income are based on a number of factors, including increased customer demand for our products, expanded production capacity and stricter cost control.

For example, we started batch production for lithium cobalt oxide in February 2008 and expect to secure our first order and begin production in May of 2008. Based on our current and projected customer base and product lines, we  are on track to more than double our revenue  and net income for the full fiscal year 2008 compared to fiscal 2007.

Wang continued, “In a significant new development, DLX has been approved to produce a new, safer and less expensive ternary material that acts as an ideal substitute anode material. This ternary material is not only lower in price and safer to use but has a longer life compared to lithium cobalt oxide. This positions DLX to introduce this next-generation battery component for the production of small lithium ion batteries (used in laptops, cell phones and MP3 players), and also manganese lithium large-capacity batteries (used in pure and electric hybrid vehicles). The versatility of this unique material positions China Sun Group to serve multiple commodity markets in the near future.”

About China Sun Group

China Sun Group High-Tech Co., ("China Sun Group") produces anode materials used in lithium ion batteries. Through its majority-owned operating subsidiary, Da Lian Xin Yang High-Tech Development Co. Ltd ("DLX"), the Company primarily produces cobaltosic oxide and lithium cobalt oxide. According to the China Battery Industry Association, DLX has the second largest cobalt series production capacity in the People's Republic of China. Through its research and development division, DLX owns a proprietary series of nanometer technologies that supply state-of-the-art components for advanced lithium ion batteries. Leveraging its state-of-the-art technology, high-quality product line and scalable production capacity, the Company plans to create a fully integrated supply chain from the primary manufacturing of cobalt ore to finished products, including lithium ion batteries. For more information, visit http://www.china-sun.cn/English/Aboutus.asp.

Safe Harbor Statement

The statements contained herein that are not historical facts are considered "forward-looking statements." Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. In particular, statements regarding the potential growth of the markets are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the effect of political, economic, and market conditions and geopolitical events; legislative and regulatory changes that affect our business; the availability of funds and working capital; the actions and initiatives of current and potential competitors; investor sentiment; and our reputation. We do not undertake any responsibility to publicly release any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this report. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events, which may cause actual results to differ from those expressed or implied by any forward-looking statements. The factors discussed herein are expressed from time to time in our filings with the Securities and Exchange Commission available at http://www.sec.gov.

Contact:

     CONTACT:

     At the Company:
     Thomas Yang
     Assistant to the President
     Tel: 917-432-9350 (U.S.) or
     86 411 8289-7752 (China)
     Fax: 86 411 8289-2739
     e-mail: Email Contact
     or

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